Exhibit 10.9

ALTAIR ENGINEERING INC.

2012 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

INCENTIVE STOCK OPTION AGREEMENT

(AS AMENDED AS OF APRIL 3, 2017)

For the purpose of (a) encouraging and enabling selected management, other employees, and directors of the Company to acquire a proprietary interest in the Common Stock of the Company, (b) attracting, retaining and motivating Participants to attain exceptional levels of performance and (c) providing Participants with an opportunity to participate in the increased value of the Company which their efforts, initiative, and skill have helped produce, the Company, pursuant to the terms and conditions of the Altair Engineering Inc. 2012 Incentive and Non-qualified Stock Option Plan, will award Options to purchase Common Stock to certain Participants.

This Agreement, entered into pursuant to the terms of the Plan, evidences that the Board has designated «FName» «LName» (“Participant”) as a participant under the Plan, has awarded Incentive Stock Options to Participant to purchase «Options» Shares, has designated «DATE» as the Award Date for such Options, has designated the sum of «PRICE» Dollars as the Exercise Price, and, subject to the provisions of this Agreement, has designated the period from «DATE» to «DATE» as the Exercise Period applicable to such Options.

The grant, holding, and exercise of such Incentive Stock Options shall be subject to the terms and conditions of the Plan and the following:

1. Definitions.

(a) “Agreement” means this “Incentive Stock Option Agreement” between the Company and Participant.

(b) “Award” shall mean any grant of Incentive Stock Options made to Participant under the Plan and this Agreement.

(c) “Award Date” means the date designated by the Board as of which Options are awarded to Participant under the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall be deemed to occur upon:

(1) the acquisition (whether by merger, consolidation, share exchange, tender offer or similar form of corporate transaction) (a “Business Combination”) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), unless immediately following such Business Combination the holders of more than 50% of the total voting power of the Outstanding Company Voting Securities immediately prior to such Business Combination own more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”) or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company of its Outstanding Company Voting Securities, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company, (III) any acquisition of Outstanding Company Voting Securities by investment entities affiliated with General Atlantic Partners, LLC or any group of which such investment entities affiliated with General Atlantic Partners, LLC are a member, or (IV) in respect of an Option held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(2) the dissolution or liquidation of the Company; or

Altair Engineering Inc. – ISO Agreement (Key EE)

(3) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

Consistent with the terms of this Section 2(b), the Board shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

(g) “Common Stock” means the Class A common capital stock of the Company.

(h) “Company” shall mean Altair Engineering Inc., a Michigan corporation and any Subsidiary of the Company.

(i) “Employee” shall mean any individual who is employed, within the meaning of Section 3401 of the Code and the regulations promulgated thereunder, by the Company. The Board shall be responsible for determining when an Employee’s period of employment is deemed to be continued during an approved leave of absence.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Exercise Period” means the period of time specified by the Board on the Award Date and set forth in the second paragraph of this Agreement within which a Participant may exercise an Option, which period has been determined by the Board pursuant to the Plan, subject however to the Board’s exercise of its discretion pursuant to the provisions hereof.

(l) “Exercise Price” means the price per Share specified by the Board and set forth in the second paragraph of this Agreement at which the Participant may exercise an Option during the Exercise Period, which price has been determined by the Board pursuant to the Plan.

(m) “Fair Market Value” shall mean the value of each Share determined as of any specified date as follows:

(1) If the Shares are traded on any United States securities exchange, or if the Shares are not traded on any United States securities exchange but are traded on any formal over-the-counter quotation system in general use in the United States, the value per Share shall be the closing price on such exchange or quotation system on the business day immediately preceding such specified date; provided, however, that if no Shares are traded on the business day immediately preceding such specified date, the value per Share shall be the mean between the closing high bid and closing low asked quotations on the business day immediately preceding such specified date; or

(2) If Paragraph (1) does not apply, the value per Share shall be determined by the Board in accordance with Section 4 in good faith and based on uniform principles consistently applied. Such determination shall be conclusive and binding on all persons.

(n) “Incentive Stock Option” or “Option” means a right granted under the Plan and this Agreement to purchase Share(s) at a specified Exercise Price within a specified Exercise Period, which right is intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, or any successor provision thereto.

(o) “Non-qualified Stock Option” shall mean an Option granted under the Plan and this Agreement which does not qualify as an Incentive Stock Option.

(p) “Participant” shall have the meaning set forth in the second paragraph of this Agreement.

(q) “Plan” shall mean the Altair Engineering Inc. 2012 Incentive and Non-qualified Stock Option Plan.

Altair Engineering Inc. – ISO Agreement (Key EE)	2

(r) “Purchase Price” shall mean, at any specified time, the Exercise Price per Share multiplied by the number of Shares being purchased pursuant to the exercise of an Option.

(s) “Securities Act” shall mean the Securities Act of 1933, as amended.

(t) “Share” shall mean one authorized share of Common Stock.

(u) “Subsidiary” shall mean any corporation or other business entity (other than the Company) in an unbroken chain of corporations and/or other business entities beginning with the Company if, at the time of granting an Option, each of the corporations and/or other business entities (other than the last business entity in the unbroken chain) owns stock possessing at least 50% of the total combined voting power of all classes of ownership in one of the other corporations and/or other business entities in such chain.

(v) “Termination of Employment” means the termination of the Participant’s employment with the Company or a Subsidiary, but not the transfer of employment from the Company to a Subsidiary of the Company or vice versa or from one Subsidiary of the Company to another such Subsidiary. If the Board in its sole discretion so determines, employment shall not be considered as terminated for the purposes of Section 2(g) so long as Participant continues to perform services for the Company or a Subsidiary thereof on either a full or part time basis.

(w) “Vest”, “Vesting” or “Vested” shall mean the event or point in time at which an Option becomes exercisable for the first time pursuant to the terms of this Agreement.

(x) “Vested Options” shall mean the Options as to which Participant has become one hundred (100%) percent vested pursuant to the provisions of Section 2(d) of this Agreement.

2. Terms and Conditions of Options.

(a) Person Eligible to Exercise. During Participant’s lifetime, only Participant or, in the event of disability, Participant’s conservator or legal representative may exercise an Option granted under the Plan and such Option shall not be transferable or assignable. After the death of Participant, any Options held by Participant prior to death that continue to be exercisable may be exercised by Participant’s personal representative or by any person empowered to do so by will or by the laws of descent and distribution. The terms of the Plan and this Agreement, as well as the interpretations and decisions of the Board, shall be binding upon any such conservator, legal representative, personal representative, or other person acting on behalf of or in lieu of the Participant.

(b) Manner of Exercise. Subject to the provisions of Paragraphs (c), (d) and (e) hereof, Participant may exercise an Option on any business day of the Company within the Exercise Period by delivery to the Company at the Company’s principal office, either by mail, facsimile, or in person, of a properly completed notice of exercise, on a form approved by the Board, together with full payment of the Purchase Price and the Federal, state and local tax withholding obligation as hereinafter provided for. The date such form is received by the Company shall be the date of exercise. Such form shall specify the Participant, Participant’s Social Security number, the Award Date, the number of Options being exercised, the Exercise Price, the Purchase Price and the manner in which the Participant intends to satisfy any applicable tax withholding obligation. The minimum number of Options that may be exercised at any one time shall be for 100 Shares or, if less, the aggregate number of Shares for which there are outstanding Options then credited to Participant and exercisable. In the event the Option is being exercised pursuant to Paragraph (a) hereof by any person other than Participant, such person shall also submit at the time of exercise satisfactory proof of the right of such person to exercise the Option.

(c) Exercise of Options. Participant may exercise an Option only on or after the date on which the Option Vests, as provided in Subsection (d) below, and only on or before the date on which the Option expires, as provided in Subsection (e) below.

(d) Vesting of Options. A Participant may exercise an Option to purchase Shares only on or after the date the Option has Vested with respect to such Shares.

(i) Subject to the exceptions set forth below, in the event that a Participant experiences a Termination of Employment for any reason, or for no reason, whether voluntarily or involuntarily, prior to

Altair Engineering Inc. – ISO Agreement (Key EE)	3

the date which is four (4) years from and after the Award Date, Participant shall not have any Vested rights in the Options.

(ii) Participant shall immediately become 100% Vested in the Options upon the occurrence of any of the following:

(A) the death or Disability of the Participant;

(B) the Participant has not experienced a Termination of Employment prior to the date which is four (4) years from and after the Award Date; or

(C) the sale of all or substantially all of the assets or common capital stock of the Company.

(iii) In the event that a Participant experiences a Termination of Employment for any reason other than death, Disability or the sale of all or substantially all of the assets or common capital stock of the Company, prior to the date which is four (4) years from and after the Award Date, the Participant shall become vested in a portion of the Shares in accordance with the following vesting schedule:

Years of Employment after Award Date	Percentage of Shares as to which Participant Becomes 100% Vested
Less than 12 Months	0%
At least 12 Months but less than 24 Months	25%
At least 24 Months but less than 36 Months	50%
At least 36 Months but less than 48 Months	75%
At least 48 Months	100%

(iv) Upon the earlier to occur of (A) the expiration of the Exercise Period and (B) the termination of the Option pursuant to the provisions of Paragraph (e) hereof, any and all Options which are not Vested pursuant to the provisions of this Paragraph (d) shall forthwith be forfeited and surrendered to the Company without consideration, irrespective of the then current fair market value of any such Options.

(e) Term and Lapse of Options. An Option shall terminate immediately upon the first to occur of the following events:

(i) The tenth anniversary of the date that an Incentive Stock Option was granted; provided, however, that in the case of an Incentive Stock Option granted to a Participant owning, actually or constructively under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”), such Option, by its terms, shall be exercisable only within five years from the Award Date.

(ii) The date determined under Section 2(f) for a Participant who ceases to be an Employee by reason of the Participant’s death or total and permanent disability, within the meaning of Section 22(e)(3) of the Code unless the Board at its discretion extends such date before the applicable expiration date (provided, that upon any such extension, in the event that a Participant fails to exercise any Incentive Stock Option on or before the date which is twelve months after the date the Participant ceases to be an Employee, such Incentive Stock Option shall thereupon become a Non-qualified Stock Option);

(iii) The date determined under Section 2(g) for a Participant who ceases to be an Employee for any reason, other than by reason of death or total and permanent disability, unless the Board at its discretion extends such date before the applicable expiration date (provided, that upon any such extension, in the event that a Participant fails to exercise any Incentive Stock Option on or before the date which is three months after the date the Participant ceases to be an Employee, such Incentive Stock Option shall thereupon become a Non-qualified Stock Option); or

(iv) The expiration of the Exercise Period.

Altair Engineering Inc. – ISO Agreement (Key EE)	4

(f) Death or Disability of Participant. In the event that Participant experiences a Termination of Employment by reason of the Participant’s death or total and permanent disability (within the meaning of Section 22(e)(3)of the Code), any Option granted to the Participant may be exercised, to the extent it was Vested on the effective date of Participant’s Termination of Employment, at any time within 12 months after the Participant’s death (but not beyond the otherwise applicable term of the Option) by the Participant’s conservator or legal representative, by the executors or administrators of the Participant’s estate or by any person who has acquired the Option directly from the Participant by will or the laws of descent and distribution.

(g) Termination Other than by Death or Disability.

(i) If Participant experiences a Termination of Employment for any reason other than death or total and permanent disability (as defined in Section 2(f)), any unexercised Option (whether Vested or not) shall expire at 12:00 p.m. on the 90th day following the effective date of the Participant’s Termination of Employment with the Company. In addition, the Board may, in its sole and absolute discretion, Vest any non-Vested Options within 30 days following such Termination of Employment.

(ii) For purposes of this Section 2(g), the employment relationship shall be treated as continuing intact while the Participant is an active Employee or is on military leave, sick leave or other bona fide leave of absence, as determined by the Board in its discretion. The preceding sentence notwithstanding, in the case of an Incentive Stock Option, employment shall be deemed to terminate on the date the Participant ceases to be an active Employee unless the Participant’s reemployment rights are guaranteed by statute or contract.

(h) Payment and Issuance. Shares acquired pursuant to the exercise of Options shall be paid for in full at the time of exercise, in cash (in U.S. dollars) as a condition of such exercise, unless the Board, in its sole and absolute discretion allows the Participant to pay the Purchase Price in any manner set forth below, so long as the sum of cash so paid and such other consideration equals the Purchase Price. A certificate for the net amount of Shares attributable to an exercise shall be issued to Participant as soon as practicable following payment of the aggregate Purchase Price and all applicable withholding taxes.

(i) Payment of the Purchase Price for any Shares purchased pursuant to the Plan may be made, where expressly approved for the Participant by the Board, in its sole and absolute discretion, and where permitted by law:

(A) By check;

(B) By cancellation of indebtedness of the Company to the Participant;

(C) By surrender of Shares, provided that the Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised and provided that accepting such Shares, in the sole discretion of the Board, shall not result in any adverse accounting consequences to the Company;

(D) By waiver of compensation due or accrued to Participant for services rendered;

(E) With respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists (A) through a “same day sale” commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD dealer”) whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Purchase Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Purchase Price directly to the Company; or (B) through a “margin” commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Purchase Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Purchase Price directly to the Company;

Altair Engineering Inc. – ISO Agreement (Key EE)	5

(F) In the event that no public market for the Company’s stock exists, by the issuance of Shares equal in value to the excess of (A) the then Fair Market Value of the Shares being purchased over (B) the Purchase Price for the Shares being purchased; or

(G) By any combination of the foregoing.

(ii) The Board may help the Participant pay for Shares purchased under this Option Agreement by authorizing a guarantee by the Company of a third-party loan to the Participant.

(i) Non-Registration. Regardless of whether the Shares to be issued hereunder upon the exercise of an Option have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law. If the Shares to be issued hereunder upon the exercise of an Option have not been registered under the Securities Act, or a registration is not then currently effective with respect to such Shares, and the Company determines that the registration requirements of the Securities Act apply but an exemption is available which requires an investment representation or other representation, the Participant shall be required, as a condition to acquiring such Shares, to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Securities Act, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel, and that Participant or other person then entitled to exercise such Option will indemnify the Company against and hold it free and harmless from any loss, damages, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above. The Board may take whatever additional actions it reasonably deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other Federal or state securities laws or regulations, including but not limited to Rule 144 promulgated under the Securities Act. Without limiting the generality of the foregoing, the Board may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such Shares.

Stock certificates evidencing Shares acquired pursuant to an unregistered transaction to which the Securities Act applies shall bear a restrictive legend substantially in the following form and such other restrictive legends as are required or deemed advisable under the Plan or the provisions of any applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THEY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

(j) Exercise of Unvested Options.

(i) Purpose of Section. This Section is intended to apply for the benefit of Participant prior to the time Shares held by the Participant are freely transferable under applicable federal and state securities laws without the Participant holding the Shares for a minimum period of time (e.g., the holding period requirement of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act). More specifically, if the Participant holds an unvested Option, he or she may commence this holding period for the Shares subject to the Option by exercising the unvested Option and receiving Shares of restricted stock which will Vest on the same date as the Option would have Vested. In this way, the Participant is able to begin the holding period for the Shares prior to the date the Option would have Vested.

Altair Engineering Inc. – ISO Agreement (Key EE)	6

(ii) Exercise of Unvested Options and Issuance of Restricted Stock. The Board, at its discretion, may grant Participant the right to exercise any Option prior to the Vesting of such Option, provided that the Shares issued upon such exercise shall remain subject to Vesting, as restricted stock, at the same rate as under the Option so exercised and (A) Shares issued pursuant to an Option which is Vested or which thereafter become Vested shall be subject to the terms and conditions of the Company’s Stock Restriction and Repurchase Agreement – 2012 Incentive and Non-Qualified Stock Option Plan (Key Employee) (the “Stock Restriction and Repurchase Agreement”) and (B) Shares issued pursuant to an Option which is not Vested on or before the applicable date described in Section 2 for determining the forfeiture or lapsing of the Option pursuant to which such Shares were issued pursuant to this Section, shall be forfeited at the Exercise Price paid by the Participant to the Company to acquire such Shares.

3. Limitations on Shares.

(a) Shares Subject to Stock Restriction and Repurchase Agreement. All Shares issued hereunder upon the exercise of an Option shall be subject to the terms and conditions of the Company’s Stock Restriction and Repurchase Agreement and the Company shall place legends on stock certificates representing that the Shares are subject to such Stock Restriction and Repurchase Agreement.

(b) Limitations on Incentive Stock Options. It is the intent of the Board that all options granted hereunder qualify as of the Award Date as Incentive Stock Options. Nevertheless, the aggregate Fair Market Value (determined as of the date of grant) of Shares subject to grant(s) of Incentive Stock Options which will become Vested by Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company) shall not exceed $100,000. If the Fair Market Value of the Shares described in the preceding sentence exceeds $100,000, the Options for the first $100,000 worth of Shares to become Vested shall be Incentive Stock Options and the Options for the amount in excess of $100,000 that become Vested shall be Non-qualified Stock Options.

(c) Premature Disposition of Shares. The Board may require Participant to give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option if such disposition occurs within 2 years from the Award Date of such Option or 1 year from the date of transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized (whether in cash, other property, assumption of indebtedness or other consideration) by Participant in such transaction. These requirements to give prompt notice of disposition may be referred to in legends contained on the certificates evidencing such Shares.

(d) Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 3(d) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.

Altair Engineering Inc. – ISO Agreement (Key EE)	7

The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 3(d).

4. Administration of Plan. The Board shall administer the Plan and this Agreement in accordance with their provisions and shall have full and final authority in its discretion to (a) interpret the provisions of the Plan and this Agreement and decide all questions of fact arising in their application, and its interpretation and decisions shall be in all respects final, conclusive and binding; and (b) make all other determinations, rules and regulations necessary or advisable for the administration of the Plan and this Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Board shall have the power to permit, in its discretion, an acceleration of any previously determined Option exercise terms or to otherwise amend the terms of an Option, under such circumstances and upon such modified or different terms and conditions as it deems appropriate, subject, however, to the provisions of the Plan. No member of the Board shall be personally liable for any action or determination in respect to the administration of the Plan and this Agreement if made in good faith.

5. Restrictive Covenants. In order to induce the Company to Award the Options hereunder and in consideration therefor:

(a) Covenants Not to Compete or Solicit. The Participant will not directly or indirectly (whether as a principal, agent, independent contractor, employer, employee, investor, partner, shareholder, director or otherwise):

(i) During the Participant’s employment with the Company and for a period of two (2) years after Participant’s Termination of Employment, solicit business or provide products and/or services which are the same as or competitive with that solicited or provided by the Company from any company, enterprise or person which was a customer of the Company at any time during Participant’s employment with the Company;

(ii) During the Participant’s employment with the Company and for a period of two (2) years after Participant’s Termination of Employment, engage in any business or participate, invest or have any interest in, by way of example but without limitation, any person, firm, corporation, sole proprietorship or business, that engages in any business or activity anywhere in the world, which business or activity is the same as, similar to, or competitive with any business or activity now, heretofore or hereafter engaged in by the Company; or

(iii) During the Participant’s employment with the Company and for a period of two (2) years after Participant’s Termination of Employment, induce or attempt to persuade any employee, agent, supplier or customer of the Company to terminate any similar employment, agency, supplier or customer relationship with the Company in order to enter into any such relationship on behalf of any other company, enterprise or person.

Notwithstanding anything contained herein to the contrary, (A) Participant shall not be prohibited from owning any interest in or shares of mutual or similar funds which are nationally recognized and which own equity securities of any corporation, if such securities are publicly traded and listed on any national or regional stock exchange and (B) Participant shall not be prohibited from accepting a position of full-time employment with any such customer of the Company, provided that Participant shall not engage in any activities prohibited hereunder with respect to any other customer(s) of the Company.

(b) Covenant Regarding Confidential Information. The Participant acknowledges and agrees that all records and other information not released to the general public, all trade secrets, unpublished data or other information and all trade secrets and confidential or proprietary information, in each case relating to the services, business and operations of the Company or its subsidiaries and affiliates, whether reduced to writing or not, are confidential and the sole property of the Company and its subsidiaries and affiliates (all of the same being herein collectively called the “Confidential Information”). The Participant will not, at any time during his employment with the Company or thereafter, directly or indirectly, use any of the Confidential Information, except in the regular course of employment with the Company hereunder, or disclose any of the Confidential Information to any other person or entity, except to the extent that the Board may so authorize in writing, and that, upon Participant’s Termination of Employment, he or she will

Altair Engineering Inc. – ISO Agreement (Key EE)	8

surrender to the Company all Confidential Information then in his or her possession or under his or her control. Participant acknowledges and agrees that the Confidential Information and other aspects of the Company’s business have been established and maintained at great expense, and kept and protected as confidential and secret information and are of great value to the Company and provide it with a substantial competitive advantage in conducting said business. Participant further acknowledges and agrees that as a result of his or her knowledge of the Confidential Information, Company would suffer great loss and irreparable injury if Participant were to disclose the Confidential Information or use the Confidential Information to compete with the Company.

(c) Rights and Remedies upon Breach. Participant expressly agrees that in the event of any violation by the Participant of the covenants and restrictions contained in paragraphs (a) and/or (b) hereof, Company and its successors or assigns shall have the following cumulative rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any and all other legal and equitable rights and remedies available to the Company:

(i) Institute proceedings in any court of competent jurisdiction against the Participant, or any other person, organization or entity acting with him, to enjoin and restrain him or her and/or them from a threatened or further and continuing breach of the covenants and restrictions set forth herein. Participant hereby expressly consents that an order, either temporary or permanent, may be entered in any suit, in equity or law, brought for the purposes of enjoining Participant, or any other person, organization or entity acting with him or her, from violating or threatening to violate the covenants and restrictions set forth herein. It is the intent and understanding of each party hereto that if, in any action before any court, agency or tribunal legally empowered to enforce the covenants contained in such paragraphs (a) and (b), any term, restriction, covenant or promise contained therein is found to be invalid, illegal or unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it valid, legal or enforceable by such court, agency or tribunal;

(ii) Require the Participant to account for and pay over to the Company, any amounts paid to Participant hereunder or under the Stock Restriction and Repurchase Agreement which are in excess of the Purchase Price paid by the Participant to the Company pursuant hereto;

(iii) Withhold any and all payments due hereunder or under the Stock Restriction and Repurchase Agreement which are in excess of the Purchase Price paid by the Participant to the Company pursuant hereto; and

(iv) Declare any and all rights of the Participant under this Option Agreement to be immediately terminated and of no further force or effect.

(d) Covenants Reasonable and Necessary. Participant agrees that the terms and conditions of the covenants and restrictions set forth herein are reasonable and necessary for the protection of the Company, Company’s business and the Confidential Information and to prevent damage or loss to Company as a result of actions taken by the Participant. Participant acknowledges and agrees that the Company would suffer great loss and irreparable injury if Participant violates the covenants contained in subparagraphs (a) and/or (b) hereof. The provisions contained in this Section 5 shall survive the termination of this Agreement and the Participant’s Termination of Employment for any reason.

6. Withholding of Taxes. Whenever Shares are to be issued under the Plan or this Agreement, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under the Plan or this Agreement, payments in satisfaction of Options are to be made in cash, such payment shall be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

7. Rights as an Employee. Neither the Plan nor this Agreement shall be construed to give any individual the right to remain in the employ of the Company or to continue in any position or at any level of remuneration, or to affect the right of the Company to terminate such individual’s employment at any time, with or without cause. The grant of an Option shall not entitle the Participant to, or disqualify the Participant from, participation in the grant of any other Option under the Plan or participation in any other plan maintained by the Company. In accepting these Options, Participant acknowledges and agrees that

Altair Engineering Inc. – ISO Agreement (Key EE)	9

for labor law purposes outside the United States, (a) Options are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company and the grant of this Option is outside the scope of Participant’s employment contract, if any; and (b) the grant of Options and the underlying Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payment and in no event shall be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary of affiliate of the Company.

8. Non-Alienation of Benefits. Prior to its settlement in the form of Shares, no right or benefit under the Plan and this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same whether voluntary, involuntary or by operation of law, shall be void except by will or by the laws of descent and distribution or by such other means as the Board may approve from time to time. No right or benefit under the Plan and this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If Participant should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan and this Agreement, then such right or benefit shall, in the sole discretion of the Board, cease and terminate, and in such event, the Company may hold or apply the same or any part thereof for the benefit of Participant, the Participant’s spouse, children or other dependents, or any of them, in such manner and in such proportion as the Board may determine. Any restrictions on transferability of the Shares either described above or otherwise provided for in this Agreement may be referred to in legends contained on the certificates evidencing such Shares.

9. Rights of a Shareholder. The recipient of any Award under the Plan and this Agreement, and any person claiming under or through such recipient or under the Plan or this Agreement, shall not be, nor have any of the rights of, a shareholder with respect thereto, nor shall they have any right or interest in any cash or other property, unless and until certificates for Shares are issued to such Participant after compliance with all the terms and conditions of the Plan and this Agreement.

10. Non-Uniform Determinations. The Board’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by the Board selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

11. Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan or this Agreement, and payment of Awards shall be subordinate to the claims of the Company’s general creditors.

12. Recapitalizations, Takeovers, and Liquidations.

(a) Recapitalizations. Notwithstanding any other provision of the Plan to the contrary, but subject to any required action by the stockholders of the Company, the Board shall make any adjustments to the class and/or number of Shares covered by the Plan, the number of Shares for which each outstanding Option pertains, the Exercise Price of an Option, and/or any other aspect of the Plan to prevent the dilution or enlargement of the rights of Participants under the Plan in connection with any increase or decrease in the number of issued and outstanding shares of the common capital stock of the Company resulting from the payment of a stock dividend, a stock split, a reverse stock split or any other event which results in an increase or decrease in the number of issued and outstanding shares of the common capital stock of the Company effected without receipt of adequate consideration by the Company.

(b) Effect of Change in Control.

(i) Notwithstanding any other provisions of the Plan to the contrary, if (A) a Change in Control occurs and (B) within one (1) month prior to the date of such Change in Control or twelve (12) months after the date of such Change in Control, Participant’s employment with the successor corporation (or parent or Subsidiary of the successor corporation, if applicable) is involuntarily terminated

Altair Engineering Inc. – ISO Agreement (Key EE)	10

for any reason other than Cause or voluntarily terminated by the Participant for Good Reason, then the vesting and exercisability of this option shall be accelerated in full.

(ii) In addition, in the event of a Change in Control, the Board may, in its discretion and upon at least 10 days’ advance notice to the Participant, cancel any outstanding Options and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Options based upon the price per Share received or to be received by other shareholders of the Company as part of the Change in Control transaction.

(iii) In addition, in the event of a Change in Control, the Board may, in its discretion provide that each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. For the purposes of this subsection 12(b)(iii), an Option will be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option, for each Share subject to such Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(iv) The obligations of the Company under the Plan and this Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(v) For the purposes hereof, “Cause” means the occurrence of any of the following (and only the following): (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud or act of dishonesty against the Company, (iii) conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Participant’s gross unfitness to serve, or (iv) intentional, material violation of any contract with the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice thereof. Death, physical disability and mental disability shall not constitute “Cause.”

(vi) For the purposes hereof, “Good Reason” means the occurrence of any of the following events or conditions: (i) (A) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Participant’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to the Participant of any duties or responsibilities which are inconsistent with the Participant’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (C) any removal of the Participant from or failure to reappoint or reelect the Participant to any of such offices or positions, except in connection with the termination of the Participant’s employment for Cause, as a result of the Participant’s disability or death or by the Participant other than as a result of a termination for Good Reason; (ii) a reduction in the Participant’s annual base compensation or following (1) written notice and (2) failure to cure the failure within thirty (30) days of receipt of the written notice, any failure to pay the Participant any compensation or benefits to which the Participant is entitled within five (5) days of the date due; (iii) the Company’s requiring the Participant to relocate to any place outside a ten (10) mile radius of the Participant’s current work site, except for reasonably required travel on the business of the Company or its Subsidiaries and affiliates which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Participant was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Participant, or (B) provide the Participant with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Participant was

Altair Engineering Inc. – ISO Agreement (Key EE)	11

participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (v) any material breach by the Company of any provision of an agreement between the Company and the Participant, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within fifteen (15) days following written notice by the Participant of such breach; or (vi) the failure of the Company to obtain an agreement from any successors and assigns to assume and agree to perform the obligations created under this Plan.

(c) Determination by the Board. All adjustments described in this Section shall be made by the Board, whose determination shall be conclusive and binding on all persons.

(d) Limitation on Rights of Participants. Except as expressly provided in this Section, the Participant shall not have any rights by reason of any payment of any stock dividend, stock split, reverse stock split, or any other change in the number of shares of stock of any class, or by reason of any reorganization, consolidation, dissolution, liquidation, merger, exchange, split-up or reverse split-up, or spin-off of assets or stock of another corporation. Any issuance by the Company of Options shall not affect, and no adjustment by reason thereof shall be made with respect to, Options under the Plan.

(e) No Limitation on Rights of Company. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

13. Personal Data. Participant hereby explicitly and unambiguously consents to the collection, use transfer and retention, in electronic or other form, of Participant’s personal data as described in this Option Agreement between and among, as applicable, the Company, and/or Subsidiaries and affiliates of the Company for the exclusive purpose of implementing, administering, managing and accounting for Participant’s participation in the Plan (“Data”). Participant understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan.

14. Severability. If any provision of the Plan or this Agreement or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person, or Award, and the remainder of the Plan and this Agreement and any such Award shall remain in full force and effect. Each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Gender and Number. As the context of any provision may require, nouns and pronouns of any gender and number shall be construed in any other gender and number.

16. Governing Law. This Agreement and the Plan shall be governed by and interpreted under the laws of the State of Michigan and applicable Federal law, irrespective of where this Agreement is made or to be performed, and irrespective of any applicable principles of conflict of laws.

17. Venue. The venue of any dispute, controversy, litigation or proceeding (formal or informal) arising out of or pertaining to the Plan or this Agreement or the subject hereof shall lie exclusively in the County of Oakland, State of Michigan. Provided, however, that if any such dispute, controversy, litigation or proceeding requires or permits jurisdiction in a federal court or agency of the United States, then venue shall lie in no federal court or agency other than those located in (or nearest to) the County of Wayne, State of Michigan. No term or provision of this Section is

Altair Engineering Inc. – ISO Agreement (Key EE)	12

intended to establish a priority as between state court or federal court, for instances in which a choice of such venue is available to the parties or litigants. The parties hereto knowingly and expressly waive any rights they may have in existing venue statutes, either state or federal, to the extent that such statutes would require a different venue than otherwise provided for herein.

18. Captions. Captions used herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

19. Independent Legal Representation . Participant acknowledges that the parties’ interests hereunder are divergent and conflicting in many material respects. Accordingly, Participant acknowledges being advised to retain independent legal counsel before executing this Agreement. Participant further acknowledges that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or acquisition or sale of the underlying Shares. Participant is strongly encouraged to consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Altair Engineering Inc. – ISO Agreement (Key EE)	13

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes hereof, provided receipt of copies of such counterparts is confirmed.

ALTAIR ENGINEERING INC.
A Michigan Corporation

Dated:	By:

Participant hereby acknowledges receipt of a copy of the Plan and this Agreement, accepts his or her designation as a Participant under and subject to all the terms and conditions set forth herein and in the Plan, and agrees to all such terms and conditions.

Dated:
«FName» «LName»
PARTICIPANT

Altair Engineering Inc. – ISO Agreement (Key EE)	14